News Release

Contact:     Sue Mallino            Mike McCoy
(404) 813-0463        (404) 588-7230
Sue.mallino@suntrust.com    michael.mccoy@suntrust.com

For Immediate Release
April 20, 2018

SunTrust to Offer Free Identity Protection
Addresses potential data threat and broader risk environment

ATLANTA - SunTrust Banks, Inc. (NYSE: STI) is now offering Identity Protection for all current and new consumer clients at no cost on an ongoing basis. Experian IDnotify™ will be provided to those who sign up for the service.

SunTrust cares deeply about the privacy and security of client information. The company became aware of potential theft by a former employee of information from some of its contact lists. Although the investigation is ongoing, SunTrust is proactively notifying approximately 1.5 million clients that certain information, such as name, address, phone number and certain account balances may have been exposed. The contact lists did not include personally identifying information, such as social security number, account number, PIN, User ID, password, or driver’s license information. SunTrust is also working with outside experts and coordinating with law enforcement.

“Ensuring personal information security is fundamental to our purpose as a company of advancing financial well-being,” said Bill Rogers, SunTrust chairman and CEO. “We apologize to clients who may have been affected by this. We have heightened our monitoring of accounts and increased other security measures. While we have not identified significant fraudulent activity, we will reinforce our promise to clients that they will not be held responsible for any loss on their accounts as a result.”

Rogers added, “Our priority is protecting our clients and maintaining their trust. Beyond this incident, we want to help all SunTrust clients combat the increasing concern about identity theft and fraud, wherever it may occur.”

The IDnotify product by Experian is being offered in addition to existing SunTrust security protocols: ongoing monitoring of accounts, FICO score program, alerts, tools and zero liability fraud protection.

The IDnotify protection offered to SunTrust clients includes:

•	Experian 1B Credit Monitoring

•	Annual Experian Credit Report

•	Identify Theft Insurance with up to $1 million reimbursement for covered expenses

•	Identity Restoration Assistance

•	Dedicated Call Center Support

•	Dark Web Monitoring

Clients can log in to online banking at suntrust.com to enroll. To learn more about Experian IDnotify, clients should visit suntrust.com/identity-protection.

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of March 31, 2018, SunTrust had total assets of $205 billion and total deposits of $162 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.

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